EXHIBIT 99.2

Operating Report
In The United States Bankruptcy Court
for the Northern District of Illinois
Eastern Division

Case Name: Universal Access Global Holdings Inc et al	Case No: 04 B 28747

Summary of Cash Receipts and Cash Disbursements

For the period March 1, 2005 - March 31, 2005

Beginning Balances:
	Unrestricted accounts		5,797,631
	Restricted accounts		415,497
Beginning balance in all accounts				6,213,128

Receipts:

1	Receipts from operations		4,527,613
2	Other receipts		126,604
3	a	Albuquerque Ring Sale Proceeds: Transferred from	125,000
	b	Restricted to Unrestricted Per Court Order	(125,000)

Total receipts				4,654,217

Disbursements:

3	Net payroll:
	a	Officers	45,888
	b	Others	346,562

4	Taxes:
	a	Federal Income Tax Withholdings	100,484
	b	FICA withholdings	48,495
	c	Employer’s FICA	48,495
	d	Federal Unemployment Taxes	70
	e	State Unemployment Taxes	6,488
	f	State Income Tax Withholdings	24,755

5	Necessary expenses:
	a	Carriers	2,663,400
	b	Carrier 366 Prepayments	151,734
	c	Rent	131,438
	d	Commissions	23,268
	e	Computer Expenses	111,124
	f	Utility Expenses	79,562
	g	Employee Benefits	132,945
	h	Travel and Entertainment	30,261
	i	Reorganization Consulting fees	70,685
	j	Reorganization Legal fees	247,919
	k	Regulatory, Taxes and Insurance	301,147
	l	Other contractors	67,661
	m	Other expenses	24,188

Total Operating Cash Disbursements			4,656,569

Total Restricted Cash Disbursements/ Letter of Credit Draw			—

Total Disbursements				4,656,569

Net receipts and (disbursements)				(2,352)

Ending balances:
	Unrestricted accounts		5,920,279
	Restricted accounts		290,497
Ending balance in all accounts				6,210,776

	Note:
	Global Holdings had disbursements of $45,990
	Tri-Quad had disbursements of $120,674

Statement of Inventory

Beginning inventory	N/A
Add: purchases	N/A
Less: goods sold	N/A
Ending inventory	N/A

Payroll Information Statement

Gross payroll for the period	566,182
Payroll taxes due but unpaid	0

Status of Payments to Secured Creditors and Lessors

Name of Creditor/Lessor	Date regular payment is due	Amount of regular payment	Number of payments delinquent	Amount of payments delinquent
Other Rents	8/1/2004	—	10	102,881

Statement of Aged Receivables

Accounts Receivable (from 3/1/05 through 3/31/05):
Beginning of month balance	10,618,785	Note 1
Add: sales on account	3,670,035
Less: collections	(4,510,287)
Adjustments	(76,735)
End of month balance	9,701,798

	0-30 days	31-60 days	61-90 days	> 90 days	Total
Balance due	2,756,226	104,637	90,647	6,750,288	9,701,798

Statement of Accounts Payable (Post-Petition)

Accounts Payable:
Beginning of month balance	2,135,224
Add: credit extended	3,361,016
Less: payments on account	(3,986,329)
Adjustments	—
End of month balance	1,509,911

	0-30 days	31-60 days	61-90 days	> 90 days	Total
Balance due (Note 2)	966,585	63,939	45,633	433,754	1,509,911

Note 1: Beginning balance reflects early termination fees invoiced to a single customer in the amount of $6,099,157.

Note 2: Includes $928,005 of 0-30 day accounts payable recorded for prepaid carrier services to be received in April 2005.

Tax Questionnaire
	Yes	No
Federal Income Taxes	X
FICA withholdings	X
Employee’s withholdings	X
Employer’s withholdings	X
Employer’s FICA	X
Federal Unemployment Taxes	X
State Income Taxes	X
State Employee withholdings	X